As Filed with the Securities and Exchange Commission on October 2, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

CHINA BAK BATTERY, INC.

(Exact name of Registrant as specified in its charter)

Nevada	88-0442833

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

BAK Industrial Park, No. 1 BAK Street
Kuichong Town, Longgang District
Shenzhen   518119
People’s Republic of China
(86-755) 8977-0093
(Address and telephone number of principal executive offices)

Copy to:
Louis A. Bevilacqua, Esq.
Thomas M. Shoesmith, Esq.
Joseph R. Tiano, Jr., Esq.
Thelen Reid & Priest LLP
701 8th Street, N.W.
Washington, D.C.  20001
(202) 508-4000
(Name and address, including zip code, and telephone
number, including area code, of agent for service)

CHINA BAK BATTERY, INC.  2005 Stock Option Plan
(Full title of the Plan)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of Shares to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, $0.001 par value per share	4,000,000	[$5.405]	[21,620,000]	[$2,314.00]

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional securities that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act for the 4,000,000 shares registered hereunder (based on the average high and low prices per share of the Registrant’s Common Stock on the Nasdaq Global Market as of September 26, 2006).

Proposed sales to take place as soon after the effective date of the Registration Statement as options or other rights granted under the Plan are exercised.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

          The following documents, which the Registrant previously filed with the Securities and Exchange Commission (the “SEC”), are incorporated by reference in this Registration Statement:

(a)     the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2005, filed with the SEC on December 30, 2005, as amended on January 31, 2006, February 2, 2006, and August 22, 2006 (Commission File No. 000-49712);

(b)     the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended December 31, 2005, filed with the SEC on February 9, 2006, as amended on February 17, 2006, February 22, 2006, March 29, 2006, and August 22, 2006 (Commission File No. 000-49712);

(c)     the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed with the SEC on May 10, 2006, as amended on August 22, 2006 (Commission File No. 000-49712), and the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, filed with the SEC on August 22, 2006 (Commission File No. 001-32898);

(d)     the Registrant’s Current Reports on Form 8-K,  filed with the SEC on January 3, 2006, January 18, 2006, February 3, 2006, February 10, 2006, February 16, 2006, February 21, 2006, March 29, 2006, May 11, 2006, May 19, 2006, June 6, 2006, August 4, 2006, August 4, 2006, August 16, 2006 (Form 8-K/A), August 21, 2006, August 23, 2006, August 28, 2006, and September 19, 2006; and

(e)     The description of the Registrant’s Common Stock, $0.001 par value, set forth under the caption “Description of Securities” in the Registrant’s registration statement on Form 8-A12B, dated June 6, 2006.

          In addition, all documents we filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents.

          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

          Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

          Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Under Sections 78.751 and 78.752 of the Nevada Revised Statutes, the Company has broad powers to indemnify and insure its directors and officers against liabilities they may incur in their capacities as such.  The Company’s Amended and Restated Bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the Nevada Revised Statutes by providing that:

•     The Company must indemnify its directors to the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes and may, if and to the extent authorized by its board of directors, so indemnify its officers and any other person whom the Company has power to indemnify against liability, reasonable expense or other matter whatsoever.

•     The Company may at the discretion of its board of director purchase and maintain insurance on behalf of the Company and any person whom the Company has power to indemnify pursuant to law, the Company’s articles of incorporation, bylaws or otherwise.

          These indemnification provisions may be sufficiently broad to permit indemnification of the Company’s directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.  The Company also has entered into indemnification agreements with its executive officers and directors and provided indemnity insurance pursuant to which directors and officers are indemnified or insured against liability or loss under certain circumstances that may include liability, or related loss under the Securities Act and the Exchange Act.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

          The indemnity provisions may discourage stockholders from bringing a lawsuit against the Company’s directors for breach of their fiduciary duty.  These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders.  Furthermore, a stockholder’s investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.  The Company believes that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

          At present, there is no pending litigation or proceeding involving any of the Company’s directors or officers where indemnification will be required or permitted.  The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

          Not applicable.

ITEM 8.  EXHIBITS.

          The following is a list of exhibits filed as part of this Registration Statement, which are incorporated herein:

Exhibit Number	Document

5	Opinion of Thelen Reid & Priest LLP

10.1	China BAK Battery, Inc. 2005 Stock Option Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q, filed on August 22, 2006)

23.1	Consent of KPMG

23.2	Consent of Thelen Reid & Priest, LLP, included in Exhibit 5

24	Power of Attorney (included in the signature page of this Registration Statement)

ITEM 9.  UNDERTAKINGS.

(A)   The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in this Registration Statement;

          provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shenzhen, China on this 2nd day of October, 2006.

CHINA BAK BATTERY, INC.

By:	/s/ Xiangqian Li

Xiangqian Li
Director, Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

          Each person whose signature appears below constitutes and appoints Xiangqian Li and Yongbin Han, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on October 2, 2006.

By:	/s/ Xiangqian Li

Xiangqian Li
Director, Chairman of the Board, President and Chief Executive Officer

By:	/s/ Yongbin Han

Yongbin Han
Chief Financial Officer, Secretary and Treasurer

By:	/s/ Huanyu Mao

Huanyu Mao
Director, Chief Operating Officer and Chief Technology Officer

By:	/s/ Richard B. Goodner

Richard B. Goodner
Director

By:	/s/ Joseph R. Mannes

Joseph R. Mannes
Director

By:	/s/ Jay J. Shi

Jay J. Shi
Director

Index to Exhibits

Exhibit Number	Document

5	Opinion of Thelen Reid & Priest LLP

10.1	China BAK Battery, Inc. 2005 Stock Option Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q, filed on August 22, 2006)

23.1	Consent of KPMG

23.2	Consent of Thelen Reid & Priest, LLP, included in Exhibit 5

24	Power of Attorney (included in the signature page of this Registration Statement)